Exhibit (s)
CALCULATION OF FILING FEE
FORM N-2
(Form Type)

Ironwood Multi-Strategy Fund LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Units of Limited Liability Company Interest	(1)	Rule 457(o)	—	—	$0.00(1)	0.00013810	$0.00
Total Offering Amounts:							$0.00(1)		$0.00
Total Fees Previously Paid:									—
Total Fee Offsets:									—
Net Fee Due:									$0.00

Offering Note(s)

(1)
Ironwood Multi-Strategy Fund LLC (the “Fund”) is offering Units of Limited Liability Company Interest at a maximum aggregate offering price of $1,633,181,689. The proposed maximum offering price per security will be determined, from time to time, by the Fund in connection with the sale by the Fund of the securities registered under this Registration Statement.  The Fund is a feeder fund in a master-feeder arrangement.  The master fund is Ironwood Institutional Multi-Strategy Fund LLC (the “Master Fund”).  The table lists $0 for the maximum aggregate offering price because no fees are due or paid at the feeder level pursuant to the Fund’s and the Master Fund’s SEC no action letter, no fees are due or paid at the feeder level. See Ironwood Multi-Strategy Fund LLC and Ironwood Institutional Multi-Strategy Fund LLC, SEC No-Action Letter (pub. avail. April 19, 2017).  For the Master Fund’s fee calculation see its Form N-2 registration statement dated August 28, 2026 (File No. 811-22463), filed on August 27, 2026.

 Table 2: Fee Offset Claims and Sources

 N/A

 Table 3: Combined Prospectuses

 N/A